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                                                     NORRIS COMMUNICATIONS CORP.
                                                                   EXHIBIT 10.22

PERSONAL & CONFIDENTIAL

August 1, 1995

Mr. R. Gordon Root
371 Elan Village Lane #226
San Jose, CA 95134

Dear Bob:

On behalf of Norris Communications Corporation, I am pleased to extend to you the position of President and Chief Executive Officer. Following our earlier meetings and discussions over the recent weeks, we feel strongly that you are the right person to lead and direct the major operating activities of Norris Communications and are enthusiastic about you joining the company. Terms and conditions of this offer are as follows:

1.       POSITION AND TITLE:

         President and Chief Executive Officer

         Will report to the Board of Directors, and assume a close working relationship with me (Elwood Norris) as Chairman of the Board.

         Will be responsible for all day-to-day activities of the business and will assume management responsibility for all functions and individuals who are part of the company's operations.

         You will be a member of the Board of Directors for the company and will participate in all board-related activities.

2.       COMPENSATION AND BONUS:

         Initial base compensation of $180,000 per year. Future increases will be at the determination of the Board of Directors, based on performance.

         You will receive a sign-on bonus equivalent to $20,000. This bonus will be paid in the form of a stock grant valued at 85 percent of the trading price on the day of acceptance.* The bonus will be payable within 90 days of starting employment.

                           You will be entitled to an annual incentive bonus equal to 50 percent of your base compensation. Payment of the bonus will be dependent on achieving specific and mutually agreed upon objectives and levels of performance.

                           The bonus will be payable quarterly and will be in two forms: a maximum of $10,000 per quarter in cash payments; the balance payable in the form of stock grants. During the first year, the cash payments of this bonus will be guaranteed.

                           Your bonus payments will be open-ended, which means that if you exceed agreed upon objectives by a given percentage, your bonus will increase proportionately.

3.       INITIAL STOCK OPTION:

                           Based on accepting and beginning employment, you will receive a stock option of 150,000 shares. The price will be 85 percent of the market price on the day the position is accepted. Receiving the option will be based on beginning employment. In the event you leave the company voluntarily before the first anniversary of your employment, you will forfeit this option.

                           This stock option will vest over a three-year period in equal amounts on the

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                           anniversary dates of employment. However, in the
                           event that the price of the stock increases four-fold over the issue price, and you have reached your first anniversary, 50 percent of the total option will be considered fully vested.

4.       LONG-TERM INCENTIVE:

                           At the discretion of the board, you will be awarded additional stock options based on performance and results. It is anticipated that the initial option following one year of employment and subsequent awards will be approximately 75,000 shares based on meeting agreed upon objectives.

                           Pricing, vesting and other conditions will be similar to those terms outlined in #3 shown above.

5.       TERMINATION AND CHANGE OF CONTROL:

                           In the event termination occurs for reasons other than: (1) cause or (2) your voluntary termination, six months' severance will be provided: including base compensation; 50 percent of the earned bonus payment during the severance period; health and medical benefits; and outplacement services.

                           For purposes of this agreement, "cause" will be defined as contemplated by Section 2924 of the California Labor Code (copy of which in effect as of the date hereof is attached to this letter and made a part of this agreement).

                           Your severance payments, as described above, will be based on a continuation of employment. If you become employed during the severance period, your severance payments will cease.

                           In the event there is a change of control during your employment, a new owner controls more than 50 percent of the company's common stock and your employment is terminated within 12 months of that event (for reasons other than cause) you will be eligible for a termination payment equal to the then current annual compensation plus earned short-term bonus payments. All stock options will become immediately vested.

6.       OTHER BENEFITS:

                           You will receive insurance, medical, disability insurance, and health benefits currently available to other senior executives as per existing policies.

                           You will be entitled to take four weeks of vacation annually.

                           The company will provide an automobile allowance of $1,500 per month to cover such items as the cost of an automobile, insurance, maintenance and gasoline.

                           To the extent currently available, you will receive other such benefits equal to those of other senior executives within the company, specifically including directors and officers insurance.

7.       STARTING DATE:

                           It is anticipated that your employment will commence on or before October 9, 1995.

                           It is further understood that to the extent available and as soon as practical, you will begin to make the transition into this position by reviewing business plans, operating data and other company results; where practical assist in the development of business relationships; and generally assist the Chairman and the company in other areas such as business strategy and overall operations.

                           In the event that your employment does not commence during the month of

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                           October 1995, this offer will become null and void.


8.       ARBITRATION AGREEMENT:

                           Any claim or controversy arising out of or related to this letter agreement, the employment relationship or the subject matter hereof shall be settled by binding arbitration before one arbitrator in Los Angeles, California in accordance with the commercial arbitration rules of the American Arbitration Association; and judgment upon any award rendered by the arbitrator(s) may be entered as a judgment in any court having competent jurisdiction. The party shall have rights to discovery as provided in Section 1283.05 of the California Code of Civil Procedure. The prevailing party in any such dispute shall recover all of its costs and expenses, including reasonable attorney fees.

                                    * * * * *

Bob, this offer and the terms and conditions included represent a formal offer of employment. We look forward to working with you at Norris Communications.

Personal regards,

/s/ ELWOOD G. NORRIS
- - --------------------
Elwood G. Norris
Chairman of the Board of Directors

cc: Gary B. Walburger, Korn/Ferry International

Attachment

* The granting of stock awards and/or options at 85 percent of the market price assumes the company is not in conflict with any statutory or SEC regulation. Further, any tax consequence attributed to you as a result of these stock grants or options will be your responsibility and not the company's.

Please acknowledge your acceptance of the terms and conditions of this offer by signing and returning one copy of this letter.

BY /s/ R. GORDON ROOT
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